Exhibit (a)(36)

April 18, 2022

Dear Southwesters,

As you are aware, our Company has performed very well and continues to pursue opportunities to bring value to our stockholders, employees, and other stakeholders. Our Company is on a positive trajectory which will yield excellent long-term value. Recently, Southwest Gas Holdings received a letter proposing an acquisition of the Company , which is well in excess of Carl Icahn’s $82.50 per share tender offer. As part of its commitment to maximize value for all our stockholders, our Board has authorized the review of a full range of strategic alternatives.

What this means is, as part of this process, the Company will consider a range of alternatives including, but not limited to, a sale of the Company, a separate sale of its business units, and/or pursuing the previously disclosed spin-off of Centuri. Our Chairman of the Board, Michael J. Melarkey, stated, “As a Board, we determined that the best path forward is to explore a range of strategic alternatives, including a sale of the Company, to maximize the value of the Company on behalf of all of our stockholders…We plan to move forward expeditiously.” A Board committee, comprised solely of independent directors, is overseeing the process.

Your hard work and dedication to our core values have made us a strong and attractive company which has allowed us to explore these exciting opportunities. It is important to note that there will be no impact on your day-to-day role, compensation, benefits and reporting structure as we evaluate these strategic alternatives. Our customers and partners can also be assured that they can expect all of us to continue our laser focus on safety, reliability, quality and excellence in all that we do.

As an essential member of the Southwest Gas Holdings family your many contributions at work are both important and meaningful. We know you will stay focused on your work and trust that our Board and management are focused on your best interest, as well as the interest of all of our stockholders and the communities we serve.

This is certainly an exciting time for the Company. We are committed to transparency and will communicate with you again shortly.

Thank you all for all that you do to make Southwest Gas Holdings such a great Company!

1.	What does it mean that we are reviewing strategic alternatives?

•	Evaluating strategic alternatives means that we are looking at the best avenues to maximize the value of our Company.

•

As part of the process, we will consider a full range of strategic alternatives including, among other things, a sale of the whole Company, a separate sale of our business units and/or pursuing the previously announced spin-off of Centuri.

•	It’s important to understand that the process we announced today does not guarantee that we will end up in a transaction.

2.	Why now? How long will this process take?

•	We received an indication of interest to acquire the Company that we have a duty to carefully consider.

•	As a result, our Board authorized the review of a full range of strategic alternatives to maximize stockholder value.

•	While there is no timeline on the completion of the review, we plan to move forward expeditiously.

3.	Are we still moving forward with the spin-off of Centuri and integration of MountainWest?

•	While the Board is conducting the review, we are operating as normal. This means the work we are doing to integrate MountainWest and prepare for the spin-off of Centuri will continue.

4.	Is it still important that I use the WHITE proxy card to vote my shares at the 2022 Annual Meeting of Stockholders?

•

Yes, your support using the WHITE proxy card at the upcoming Annual Meeting is still important--no matter how many or how few shares you may own. Please simply discard any gold card you may receive from Carl Icahn. [We appreciate your interest in this matter and we will soon be sending reminder instructions about the voting process.]

5.	What does this mean for employees?

•	Today’s announcement has no impact on your day-to-day responsibilities.

•	We are operating as normal and are counting on everyone to remain focused on serving our customers and our communities.

6.	What should I tell customers, partners, suppliers and regulators about the announcement?

•	You can tell them that it remains business as usual for all of us at Southwest Gas.

•	There will be no changes to how we work with our customers, partners, suppliers and regulators as a result of this announcement.

•	Customers, customer rates and employee benefits are not impacted.

•	All contracts and contacts remain the same.

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the 2022 annual meeting of stockholders of Southwest Gas Holdings, Inc. (the “Company”) (the “Annual Meeting”). In connection with the Annual Meeting, the Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company has furnished to its stockholders in connection with the Annual Meeting. The Company may furnish additional materials in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND WHITE PROXY CARD AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting are being made solely through the definitive proxy statement. In addition, a copy of the definitive proxy statement may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also may obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the Company’s website at www.swgasholdings.com.

Important Information for Investors and Stockholders: This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements: This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations with respect to a separation of Centuri, the future performance of Centuri, Southwest Gas’s dividend ratios and Southwest Gas’s future performance. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, whether we will separate Centuri within the anticipated timeframe and the impact to our results of operations and financial position from the separation, the potential for, and the impact of, a credit rating downgrade, the costs to integrate MountainWest, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, the cost and management attention of ongoing litigation that the Company is currently engaged in, the effects of the pending tender offer and proxy contest brought by Carl Icahn and his affiliates, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, EBITDA as a percentage of revenue, and interest expense will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto, including with regard to Riggs Distler or MountainWest. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q , filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Participants in the Solicitation: The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and the definitive Proxy Statement on Schedule 14A filed with the SEC in connection with the Annual Meeting. Additional information regarding the interests of such potential participants is included in other relevant materials filed with the SEC.